Exhibit 11.1

FIVE

SANTANDER’S CODE OF ETHICAL CONDUCT

LETTER 04	INTEGRITY 12
CULTURE 06	TRANSPARENCY 16
RELATIONSHIP 08	ACCOUNTABILITY 20
SANTANDER’S CODE OF ETHICAL CONDUCT 10	DIVERSITY 24
DECISIONS 32	RESPECT 28
CONDUCT 36

LETTER

Message from the CEO

An organization is only able to generate sustainable and trustworthy ties with different audiences with whom it has relations when it has a strong Culture and principles of ethical conduct that not only are known but also are applied by everybody that makes part of it. Much more than meeting these standards, rules and policies, we should act according to our ethical principles. They are the ones who make us think and do what is right, guaranteeing an unquestionable ethical standard to our organization. Our Code of Ethical Conduct helps us to protect our reputation and seeks to ensure the integrity of our actions. No one should ever compromise the integrity of our Group, no matter the business benefits glimpsed with this act. When the reputation of a company is damaged, the effects are permanent. No matter whether isolated or small, any transgression of ethics can cause an irreversible damage. Thus, it is extremely important to be ethical and correct with our customers, partners, the society, and our coworkers and shareholders. It is essential in the way we conduct our daily life and how we do business. I trust in each of you to understand and stick to our five principles of ethical conduct: Integrity, Transparency, Accountability, Diversity and Respect. If you are a manager, help your employees to know and apply not only the Code but also all of our Policies that are relevant in your daily life. The managers should give the example, demonstrating rigor in conduct and encouraging the involvement of employees so that they feel comfortable to ask questions or report problems. If in doubt, consult the policies and ask your managers. Finally, I rely on your personal commitment to protect and value the Santander Brasil Group’s reputation. Our success begins with the attitude of each of more than 50 thousand employees that make our Group what it is today. It is within reach of our hands.

Sérgio Rial

October 2016

CULTURE

PURPOSE: CONTRIBUTE TO THE PROSPERITY OF PEOPLE AND BUSINESSES.	STYLE: SIMPLE, PERSONAL, AND FAIR BANK.

Santander’s Code of Ethical Conduct guides me, does not limit me. It instructs me, does not restrict my vision. It inspires me, does not restrain me.

It provides a guide on behavior, does not limit my movements. By understanding this code, I am able to act with autonomy according to the ethical standards that I believe and that the Institution where I work expects from me.

Scope.

The Code of Ethics is based on our purpose and the bank we want to build from our corporate behaviors. It is a set of ethical principles that should drive the activities of all employees of Santander Brasil and its associated companies in a single and comprehensive way in all of their relationships.

CORPORATE BEHAVIORS: I REALLY LISTEN, SPEAK CLEARLY, HONOR PROMISES, SUPPORT PEOPLE, PROMOTE CHANGE, PROMOTE COLLABORATION, WORK WITH PASSION AND DELIVER RESULTS.	PRINCIPLES OF ETHICAL CONDUCT: INTEGRITY, TRANSPARENCY, ACCOUNTABILITY, DIVERSITY AND RESPECT.

Scope.

The Code of Ethics is based on our purpose and the bank we want to build from our corporate behaviors. It is a set of ethical principles that should drive the activities of all employees of Santander Brasil and its associated companies in a single and comprehensive way in all of their relationships.

Individual responsibility.

It is my responsibility to know and fulfill my obligations, and, when I know what is right or wrong, I have autonomy to act. I feel free to grow, contribute to foster the Bank’s culture and build, more and more, trustworthy relationships. I am proud to be part of an organization that always wants to do the right thing, knowing that we are not perfect.

Santander’s Code of Ethical Conduct

RELATIONSHIP

PUBLIC SECTOR

COWORKERS

OPINION MAKERS

SHAREHOLDERS

SOCIETY

MARKET

REGULATORS

FRIENDS

FAMILIES

CLIENTS

SUPPLIERS

COMPETITORS

Several relationships. One only conduct.

In my daily life, I talk to many people, play many roles, connect with different organizations and perform many duties. Santander’s Code of Ethical Conduct shall inspire and guide my conduct so that I can act the same in all of these relationships, whether with customers, partners, shareholders, coworkers, through social networks, institutions, competitors, opinion makers, and the market as a whole. I am a unique person, and, therefore, I have to have the same line of conduct, aligned with Santander’s Culture, and the same principles in these relationships. This is how I build trust, respect and credibility with everybody around me.

Santander’s Code of Ethical Conduct

ONE. INTEGRITY

TWO. TRANSPARENCY

THREE. ACCOUNTABILITY

FOUR. DIVERSITY

FIVE. RESPECT

Santander’s Code of Ethical Conduct is based on five principles. Five lines of conduct that fit into the palm of my hand. It is exactly in my hands to make this Institution a place more and more upright, respectful, transparent, diverse, and responsible. I want to give a hand to everybody here in the Bank. We are going to unite, work better to be able to enjoy the excellent results we are going to achieve as a Bank always aligned with its standard of behavior.

SANTANDER’S CODE OF ETHICAL CONDUCT.

IT IS IN MY HANDS TO FULFILL.

Santander’s Code of Ethical Conduct

ONE

Integrity

Integrity presupposes honesty and sincerity, and should not be conditioned to personal gains and advantages. An upright and honored person protects her/his reputation, acts with ethics and morality. She/He is always very transparent, clear and accurate in the way she/he conducts her/his activities. Her/His relationship with coworkers, partners, suppliers, customers, regulatory bodies and government agents are based on good market practices and according to the legislation.

Examples of expected conduct	Examples of unacceptable conduct

1.   Use a simple and clear communication, pointing out rights, duties and existing risks.

2.   Understand the customer needs and indicate financial solutions that meet their interests.

3.   Before carrying out any business or action, analyze the involved risks and mitigate them.

4.   Be impartial in decision making, without bias or individual preferences.

5.   Maintain secrecy and privacy of all information and operations of customers and suppliers.

6.   Never permit that personal interests prevail over those of Santander in all the relationships.

7.   Consult the Legal or Compliance areas, whenever in doubt, before acting.

1.   Fail to report to the immediate manager or available corporate channels about situations of conflict or non-adherence to our principles of conduct.

2.   Receive any amount, present or gift in breach of the corporate rules.

3.   Share information received in the working environment with third parties who should not be aware of it.

4.   Effect and formalize the sales of products without the appropriate authorization and formalization by the customer.

5.   Offer or receive any type of payment or present from authorities, civil servants, or companies and persons linked to the public sector.

6.   Impede or defraud the competitive character of a bidding process.

7.   In possible contacts with coworkers from the competition, combine price, share market, or perform any acts that may infringe free competition.

Santander’s Code of Ethical Conduct

ONE

Expected conduct.

See this example: A customer offers a gift or bonus to you as appreciation of an approved credit or quick service.

Good morning. I would like to TALK TO MY MANAGER.	HELLO. HOW ARE YOU?	I CALLED TO THANK YOU BECAUSE MY LOAN WAS APPROVED WITH PERFECT TIMING.	YOU DON’T NEED TO THANK ME. I HAVE JUST FULFILLED MY DUTY. YOU DON’T OWE ME ANYTHING.

DON’T WORRY ABOUT ME. I SURE DO. TO THANK YOU I SENT YOU VOUCHERS FOR STAY IN MY HOTEL, ALL INCLUSIVE. SIR, I CANNOT ACCEPT THIS GIFT, IT IS NOT IN COMPLIANCE WITH SANTANDER’S INTERNAL POLICIES.	Subject: ”Formal refusal of Gift” To: customer@customer.com.br Dear Customer, OK, COMPLIANCE, I WILL SEND AN E-MAIL TO THE CUSTOMER FORMALLY REFUSING THE GIFT.	OH! NOW I GOT IT!!! MY MANAGER IS RIGHT.

Improper conduct.

See this example: You just need one more customer signature in a contract to reach your target; your deadline approaches, and the customer has not yet came to the branch.

HELLO, MR. JORGE. YOUR LOAN HAS ALREADY BEEN APPROVED.	THAT IS EXCELLENT! IT WAS VERY FAST. COULD YOU RELEASE THE FUND TODAY ALREADY? YES, SURE! BUT YOU HAVE TO COME TO THE BRANCH TO FORMALIZE THE CONTRACT.	IT IS ALREADY PAST 4 P.M. AND NOW? WHAT DO I DO? IT IS THE LAST DAY TO REACH THE TARGET. WE ARE GOING TO LOOSE THE POINTS TO THE BRANCH’S SCORE.

	I DON’T SEE ANY OTHER ALTERNATIVE, I HAVE TO SIGN FOR THE CUSTOMER. AFTER ALL, HE AGREES WITH THE TRANSACTION, AND MY MANAGER HAS ALREADY COUNTED ON IT TO HIT THE TARGET.	I HAVE TO BE FAST AND SIGN IT HIDDEN, SO THAT NO ONE SEES ME... CLIENT

Improper conduct.

See this example: A colleague on leave inappropriately uses a medical certificate.

HELLO. HOW ARE YOU? IT’S TIME WE DON’T MEET, HUH? HEY, NOT THAT LONG... HEHEHE.	ARE YOU HAVING TREATMENT FOR YOUR REHABILITATION? NO, ONLY EXERCISE TO GOOD HEALTH.	WHAT? I THOUGHT YOU COULD NOT DO IT... YES, I CAN! I GOT ONE OF “THOSE” MEDICAL CERTIFICATES, IF YOU WANT, I TELL YOU HOW TO DO IT.

Santander’s Code of Ethical Conduct

Transparency

It is to tell the truth even though it does not please everybody. To be transparent is to make available to the other the information necessary for performing your duties or activities, and ensure the integrity of all such information. It is only to make promises that you can fulfill, assume every word said, each attitude (no matter how small it is). It is to carry out anything clearly, without hidden agenda and without omitting risks. A transparent relationship is built in a trustworthy environment and benefits all, making our business more sustainable.

TWO

Examples of expected conduct	Examples of unacceptable conduct

1.   To be impartial in all relationships in the working environment.

2.   To clearly and correctly present all information necessary for customers to make their decisions independently.

3.   Be impartial in engaging suppliers, ensuring the same criteria and information for free and fair competition.

4.   Give objective treatment to reports, enabling the easy and correct understanding of information.

1.   Speak ill of competitors.

2.   Use insider information.

3.   Use information from unreliable sources or based on rumors.

4.   Give an incomplete feedback to a member of your team only with positive characteristics and that do not reflect reality.

5.   Conceal relevant information for internal decision making, of the customer, shareholder, supplier, etc.

Santander’s Code of Ethical Conduct

MS. MERCEDES! ARE YOU FINE? YES, I WANT TO INVEST IN SAVINGS BONDS, TO SAVE MONEY. I’VE HEARD THAT IT WILL PAY GOOD INTERESTS AND I CAN REDEEM WHENEVER I WANT.	MS. MERCEDES, SAVINGS BONDS IS NOT THE SAME AS SAVINGS ACCOUNT. THE DEPOSITED AMOUNT IS ACCUMULATED TO RAFFLES IN WHICH THE CUSTOMER PARTICIPATES THROUGH FEDERAL LOTTERY

YOU CAN REDEEM AT ANY TIME, BUT WILL NOT HAVE 100% OF THE INVESTED AMOUNT. 100% IS ONLY IN THE END OF THE PLAN.	TO SAVE MONEY WITH TRANQUILITY TO REDEEM AT ANY MOMENT, I HAVE MORE APPROPRIATE OPTIONS.

BUT THAT IS NOT WHAT THEY TOLD ME...	I WILL SHOW COMPARISONS AND CHARACTERISTICS. SO YOU CAN DECIDE WHETHER YOU ARE STILL INTERESTED. LET’S GO?

Expected conduct.

See this example: The customer is misinformed about a product of the Bank she wishes to buy, but for you it is interesting to make the sale.

TWO

HOW DO I DO TO RECOMMEND A FRIEND WHO PROVIDES THIS KIND OF SERVICE? THE FRIEND SHOULD GO THROUGH THE PROCESS, AS ANY OTHER SUPPLIER.

IT IS NOT NECESSARY. HAVE YOU MET OSWALDO? HE IS MY FRIEND.

HE IS THE ONE WHO DECIDES. LEAVE IT TO ME. I WILL TALK TO HIM.

BUT WE ALREADY HAVE A ESTABLISHED PROCESS. HE HAS TO GO THROUGH ALL STAGES, RISK ANALYSIS, HISTORY...

THIS IS FOR “ORDINARY PEOPLE”! MY FRIEND DOESN’T NEED THAT.	HEY, OSWALDO! HOW ARE YOU? I’VE HEARD THAT YOU ARE IN CHARGE OF THE HIRING PROCESS. YES, I AM. HOW ARE YOU? HOW HAS YOUR FAMILY BEEN?

THEY ARE ALL FINE, BUT I’VE CALLED YOU TO ASK YOU A FAVOR. AS A MATTER OF FACT, TO DO A FAVOR TO YOU. I HAVE A VERY GOOD SUPPLIER THAT IS A FRIEND, CAN I SEND YOU HIS DATA?	SURE! IF YOU RECOMMEND HIM, HE IS ALREADY HIRED. HE DOES NOT EVEN HAVE TO GO THROUGH THE ESTABLISHED PROCESS

Improper conduct.

See this example: You can meet a demand quickly by ignoring some important policies implemented by the Bank.

Santander’s Code of Ethical Conduct

THREE

Accountability

To be accountable means to be aware and face the consequences of our acts and words. It is to exercise our role seeking all the information necessary for the full performance of our duty. It is to understand that everything that you do impacts and contributes to the whole. It is to adhere to the policies, standards and internal controls of Santander, having clarity that we are the Bank’s representatives in all of our attitudes. To be accountable is to zeal for the secrecy of confidential information to which we have access. It is to fulfill what is promised. It is to adopt fair criteria with customers, shareholders, coworkers, suppliers and the society.

Examples of expected conduct

1.	Use with responsibility the provided benefits (transport voucher, parking space, food basket, meal voucher, healthcare plan, dental care plan, corporate card, and other benefits).

2.	Preserve the integrity of the financial funds of the Bank and customers.

3.	Keep the financial balance in personal accounts.

4.	Zeal for the name and image of Santander in the working environment and social networks.

5.	Look for information, undergo training, know and obey laws and corporate policies and procedures, with special attention to those that apply to the team’s and my activities.

6.	Meet the agreed terms.

7.	Respect the legal restrictions and Compliance guidance as to restriction on the buy and sell of the Bank’s shares.

Examples of unacceptable conduct

1.	Sign and formalize contracts and related documents on behalf of the customer.

2.	Use the information obtained in the working environment to perform transactions of buy and sell of financial assets on behalf of third parties or yourself.

3.	Share personal passwords and access to systems.

4.	Use your duty in the Bank to favor any person with advantages and privileges to the detriment of the rules.

5.	Make use of the funds of the Bank or customers for your own benefit.

6.	Speak on behalf of Santander in the media without previously consulting or alignment with the Communication area.

7.	Fail to carry out required procedures for learning about the customer in the process of opening accounts, and not report suspicious activities.

8.	Represent the Bank in any forum without being duly authorized.

Santander’s Code of Ethical Conduct

THREE

Expected conduct.

See this example: A colleague is using social networks to make offensive comments, which could damage the Institution or the person herself/himself.

GUYS, LET’S TALK, LOGOUT OF THESE SOCIAL NETWORKS! JUST A MINUTE, I AM READING CARINA’S POST. THEY TOLD ME THAT IS VERY ACID.	IT IS ABOUT MANY THINGS: LIFE, WORK... A MIX, THERE IS ALSO OFFENSIVE COMMENTS. I THINK WE SHOULD TALK TO HER. SOMETIMES PEOPLE DON’T REALIZE THAT IT COULD CAUSE HARM.	CARINA, WE READ ONE OF YOUR POSTS... DEAR COWORKERS, WE BELIEVE IT IS CORRECT TO TALK TO YOU ABOUT THIS. WE DON’T WANT YOU TO FEEL OFFENDED, WE JUST WANT YOU TO UNDERSTAND WHAT YOU ARE DOING.

Improper conduct.

See this example: A coworker illegally uses one of the benefits provided by the Institution, like the healthcare plan.

DERMATOLOGIST THANK YOU, DOCTOR. SEE YOU NEXT TIME!	DID YOU ISSUE THE CONSULTATION’S RECEIPT? SANTANDER’S PLAN DOES NOT REIMBURSE FACIAL.	I HAD A FACIAL AND REQUESTED REIMBURSEMENT AS CONSULTATION. BUT YOU KNOW THAT YOU CAN’T, DON’T YOU? I KNOW. NO ONE WILL KNOW.

WE DON’T KNOW YOUR INTENTIONS OR WHAT IS GOING ON IN YOUR LIFE, BUT YOUR COMMENTS COULD BE CONSIDERED CRITICISMS AND OFFENSES, EVEN UNINTENTIONALLY.	BUT I AM ONLY TALKING ABOUT FEELINGS. I HAVE THIS RIGHT! COULD I REALLY BE MISINTERPRETED?	IN FACT, INTERNET IS FREE, BUT IT IS NEVER WISE TO MAKE CRITICISM THAT COULD DEFAME A FRIEND, AN UNKNOWN PERSON OR THE COMPANY WHERE WE WORK.

WHAT DO I DO KNOW? SHOULD I TELL SOMEONE ABOUT THE CONDUCT OF MY COWORKER?	I’VE RECEIVED CASH FROM THAT REIMBURSEMENT! HAVEN’T I TOLD YOU THAT IT WAS EASY?

Santander’s Code of Ethical Conduct

Diversity

Diversity is the value you cherish from the sum of differences in culture, origin, physical and mental abilities, ideas, color, ethnic, religion, sexual orientation, economic class, gender, education. It is to believe that this difference transforms our Bank into a better institution, more accessible and experienced. It is to give opportunity based on meritocracy to all, to assure that everybody hone their best skills according to their personal characteristics. It is to realize that, acting like this from inside to outside, we will be fairer and have more conditions to serve better the diversity of the market where we operate.

FOUR

Examples of expected conduct	Examples of unacceptable conduct

1.   Respect the freedom of choice of each one.

2.   Value the diversity of customers and suppliers.

3.   Work collaboratively, encouraging the diversity of ideas and constructive dialogue.

4.   Make teams diverse in their very essence.

5.   Provide to all customers, without exception and bias, excellence in service.

1.   Let differences in culture, origin, physical and mental abilities, ideas, color, ethnic, religion, sexual orientation, economic class, gender or education limit the professional development.

2.   Prejudge or expose coworkers, employees, suppliers and customers to pranks and situations that place them in an embarrassing situation.

3.   Promote, divulge or share in the working environment or social networks defamatory statements, insults or personal offences.

4.   Relate achievements and promotion to individual physical characteristics and attributes.

5.   Censor or repress the freedom to express thought of coworkers, employees, suppliers and customers.

Santander’s Code of Ethical Conduct

Expected conduct.

See this example: A superior has a disrespectful behavior towards a team member, even though it apparently was not intentional.

I’VE NOTICED THAT JANA FEELS UNCOMFORTABLE WITH EXCESS CONTACT AND COMMENTS FROM OUR MANAGER ABOUT HER. SHE HAS NEVER COMPLAINED, BUT IT BOTHERS ME.

I WOULD LIKE TO HELP HER.	DO YOU FEEL COMFORTABLE TO TALK TO HER? I SHOULD ALSO TALK TO THE MANAGER. MAYBE HE DOES NOT HAVE IDEA THAT HE CAUSES THIS UNCOMFORTABLE FEELING.

I THINK SHE DOES NOT WANT TO EXPOSE HERSELF, DUE TO FEAR. AND ABOUT HIM, HE MAY THINK IT IS INSUBORDINATION...	SO, TALK TO HER AND RECOMMEND THE INTERNAL CHANNELS WHERE SHE CAN FIND SOME GUIDANCE.

FOUR

Improper conduct.

See this example: Someone wants to hire for the team based on own and biased criteria, which infringe the equality guidance of the Institution.

GOOD MORNING. I HAVE ALREADY SENT THE LIST OF CANDIDATES TO THE ANALYST POSITION THAT YOU REQUESTED. ONLY MEN AS I REQUESTED?	NO, WE CANNOT MAKE THIS KIND OF SELECTION, WE WILL SELECT BASED ON PROFESSIONAL EXPERIENCE. BUT I DEMAND. I WILL NOT INTERVIEW WOMEN THAT TAKE MATERNITY LEAVE.

WE WILL NOT SELECT THIS WAY. WE WILL PROVIDE EQUAL OPPORTUNITIES. SEND WHOMEVER YOU WANT. I AM THE ONE WHO WILL SELECT EITHER WAY.	THIS ATTITUDE DOES NOT BENEFIT ANYONE, NOT EVEN YOU. DON’T LECTURE ME. I WILL HAVE IN MY TEAM THE PROFILE I WANT.

Santander’s Code of Ethical Conduct

FIVE

Respect

Respect is one of the most important values to a good relationship between people. Respect implies letting others express their opinions without discrimination or punishment. We have every right to disagree with what the other thinks or does, we even have the right to defend our thoughts, but there are ways to do it. It is a value that lets us recognize, accept and value the qualities of the other and its rights. It is to treat people as we would like to be treated.

Examples of expected conduct	Examples of unacceptable conduct

1.   Recognize, promote and remunerate based on meritocracy.

2.   Facilitate decision making, providing to all shareholders and investors the necessary information.

3.   Treat equally all coworkers.

4.   Promptly answer or return as soon as possible the calls from customers and coworkers.

1.   Swear or use offensive words in the working environment that may damage relationships and cause embarrassment to others.

2.   Harass an employee or make use of your position in the company, creating an embarrassing environment.

3.   Let friendship interfere in the relationship or work.

4.   Use nicknames or tell jokes that may embarrass coworkers and customers.

5.   Create and spread rumors in the working environment or social networks, disrespecting customers, suppliers, employees and the Bank itself.

6.   Behave inappropriately in corporate parties, travels and events.

Santander’s Code of Ethical Conduct

FIVE

SO, LET’S GO?	I WILL STAY A LITTLE MORE, I HAVE SOME PENDING ISSUES. I’VE HAD MANY MEETINGS TODAY.	BUT YOU HAVE ALREADY CLOCKED OFF. YOU CANNOT KEEP WORKING. YOU ARE BREACHING THE BANK’S POLICY AND COMMITTING A FRAUD! NOBODY IS GOING TO REALIZE IT. I FINISH IT AND EVERYBODY IS HAPPY.

I AM HERE SEEING YOUR ATTITUDE. YOU SHOULD WORK DURING THE WORKING HOURS, RESPECTING YOUR WORKING DAY. IT IS ENOUGH FOR TODAY. FINISH THIS MATTER TOMORROW.	OUR MANAGERS HAVE ALREADY LEFT! BECAUSE THEY GIVE THE EXAMPLE. WE SHOULD DO THE SAME.	YOU ARE RIGHT. LET’S GO HOME!

Expected conduct.

See this example: A coworker intends to work overtime, after clocking off, to carry out unfinished tasks, breaching her/his employment contract with the Institution.

MR. CARLOS, THE ORDERED MATERIAL HAS ARRIVED.	THIS IS A !$%$#R$#$. I DID NOT ORDER THIS. DO I HAVE TO DO EVERYTHING BY MYSELF TO GET THINGS DONE???	BUT IT IS ACCORDING TO THE ORDERED SPECIFICATIONS! I’VE NOT ASKED FOR YOUR OPINION. YOU WILL WIN THE AWARD FOR “INCOMPETENT” OF THE YEAR. IF I ASK MY FIVE-YEAR SON TO DO IT, HE WILL DO IT MUCH BETTER!

ANA, WHAT AM I GOING TO DO? I CAN’T STAND IT ANYMORE. I’VE ALREADY TRIED TO TALK TO HIM AND HE ALWAYS DOES THE SAME THING.	YOU SHOULD CONTACT HR, OR COMPLIANCE, OR SANTANDER’S OPEN CHANNEL. ASK FOR HELP AND REPORT WITH FACTS. I AM SURE THAT THE MATTER WILL BE APPROPRIATELY HANDLED.

Improper conduct.

See this example: A superior uses offensive words or bad language to express dissatisfaction with the work of a subordinate.

Santander’s Code of Ethical Conduct

How do I analyze whether my decisions are according to Santander’s ethical principles?

If I am in doubt about how should I act in a certain situation, I have to analyze if this attitude is in line with Santander’s Code of Ethical Conduct. I could either be sure that it is, be in doubt, or be certain that it is not. So how should I proceed? I should consult the policies available on the Intranet, and, if I am still in doubt, talk to my manager, with the Compliance area, the Human Resources or the Legal area.

WHEN I AM IN DOUBT, I FOLLOW THIS MENTAL INSTRUCTIONS.

If after you have questioned yourself you still have doubts or is not sure about the decision, do not hesitate. Our code certainly will not mention all conduct dilemmas that are faced in daily life, and, for this reason, we have specific policies on each theme, available on the Intranet, as well as some internal channels to support us in the decision-making process.

	STOP		STOP
	YES	2. IF MY DECISION COULD BE SHARED OVER LUNCH ON SUNDAY WITH MY FAMILY AND FRIENDS, WOULD THEY APPROVE IT?	YES	3. IF I COULD PUBLISH THIS DECISION ON THE FIRST PAGE OF THE PAPER OF MY CITY, WOULD IT BE WELL ACCEPTED?
1. DOES MY DECISION DAMAGE THE REPUTATION OF OUR BANK IN THE RELATIONSHIP WITH CUSTOMERS?	NO		NO

	STOP		STOP
	YES		YES
	NO	5. DOES MY DECISION APPLIES 100% OF OUR FIVE PRINCIPLES OF ETHICAL CONDUCT OF SANTANDER?	NO	4. BY OMITTING MYSELF, AM I PROTECTING SOMEONE WHO DID SOMETHING WRONG?

DECISIONS

Santander’s Code of Ethical Conduct

How should I behave?

In the event I note a conduct of any coworker that is not in line with the Code, I should report it, because that is what Santander expects from me. I cannot connive and much less become accomplice of the situation. Santander protects the individual who reports from any reprisal or negative consequence. So, I have to carry out my duties, act with responsibility, and contribute towards building a Bank more and more simple, personal and fair, with a strong purpose of making people and businesses prosper. No policy, standard or committee can guarantee, by itself, an ethical behavior. It is the responsibility of each one of us.

I HAVE A DOUBT OR CONCERN: WHAT SHOULD I DO?
I TALK OPENLY WITH MY MANAGER	I CONTACT COMPLIANCE, LEGAL DEPARTMENT OR HUMAN RESOURCES	I CONTACT SANTANDER’S OPEN CHANNEL TEL.: 0800 723 4472 OR BY E-MAIL CANALABERTO@SANTANDER.COM.BR
	THE COMPLIANCE, LEGAL OR HUMAN RESOURCES AREAS ANALYZE MY REQUEST AND GIVE ME INSTRUCTIONS	MY DOUBT OR CONCERN IS CONFIDENTIALLY ADDRESSED AND INVESTIGATED
THAT’S THAT! NOW I AM PREPARED TO TAKE THE BEST DECISION

DECISIONS

Santander’s Code of Ethical Conduct

We have already seen how important it is to take notice of the policies and standards that establish the criteria for our work to be always within the regulatory limits.

A list of some internal policies that we all should know is as follows:

1.	Anticorruption Policy

2.	Stock Exchange Code of Conduct

3.	Policy on Product Sales

4.	Policy on Conflict of Interests

5.	Prevention to Money Laundering and the Financing of Terrorism

6.	Presents, Gifts and Entertainment

7.	Other policies that can be found on the Intranet (relative ties, external duties, mobile phone use, sensitive information, personal investments, sanctions, information security, securities, Volcker rule, asset sales, physical access, and separated areas)

Santander’s Code of Ethical Conduct

FIVE

Pay Attention!

Defending these values is a personal duty. If each one sticks to and zeal for them 100%, we will be promoting personal and professional growth, besides contributing towards Santander’s world, so that it is more and more simple, personal and fair. The infringement of Santander’s Code of Ethical Conduct may result in the adoption of disciplinary measures, administrative and/or criminal sanctions.

Santander’s Code of Ethical Conduct